Exhibit 28(d)(3)(iii)

PENN SERIES FUNDS, INC.

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

Amendment dated December 1, 2016 to the Investment Sub-Advisory Agreement (the “Agreement”) dated August 1, 2004, and amended May 14, 2015 and July 1, 2016, between Penn Mutual Asset Management, LLC (the “Adviser”) and Goldman Sachs Asset Management, L.P. (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, the Sub-Adviser currently renders investment sub-advisory services to the Small Cap Value Fund, a series of Penn Series, subject to the oversight of the Adviser, and the Adviser now desires the Sub-Adviser to render investment sub-advisory services to an additional series of Penn Series, the SMID Cap Growth Fund, in the manner and on the terms and conditions set forth in the Agreement and this Amendment; and the Sub-Adviser desires to render such services, in such manner and under such terms; and

WHEREAS, the parties wish to further amend the Agreement to reflect the addition of the SMID Cap Growth Fund; and

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. All references to the Small Cap Value Fund in the Agreement’s title and Section 1 of the Agreement are deleted and replaced with “the Small Cap Value Fund and the SMID Cap Growth Fund.” Further, each reference in the Agreement to “the Fund” is deleted and replaced with “the Funds” or “each Fund,” as appropriate.

2. Section 3.B of the Agreement is deleted in its entirety and replaced with the fee schedule below in lieu thereof.

Small Cap Value Fund

(i)	Seventy-five basis points (0.75%) of the first $50,000,000 of average daily net assets of the Fund;

(ii)	Seventy basis points (0.70%) of the next $50,000,000 of average daily net assets of the Fund;

(iii)	Sixty-five basis points (0.65%) of average daily net assets of the Fund in excess of $100,000,000.

SMID Cap Growth Fund

(i)	Forty-four basis points (0.44%) of the first $50,000,000 of average daily net assets of the Fund;

(ii)	Forty-two basis points (0.42%) of the next $50,000,000 of average daily net assets of the Fund;

(iii)	Forty basis points (0.40%) of average daily net assets of the Fund in excess of $100,000,000.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective and duly authorized officers designated below as of the day and year first written above.

PENN MUTUAL ASSET MANAGEMENT, LLC		GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Keith G. Huckerby	By:	/s/ Marci Green
	Name: Keith G. Huckerby		Name: Marci Green
	Title: President & Chief Marketing Officer		Title: Managing Director

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